CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated February 19, 2015, relating to the financial statements and financial highlights of CharterSM Fixed Income Portfolio, CharterSM Equity Portfolio (each a portfolio of AXA Premier VIP Trust), EQ/Common Stock Index Portfolio, and EQ/Core Bond Index Portfolio (each a portfolio of EQ Advisors Trust), which appear in such Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Form of Agreement and Plan of Reorganization and Termination” in such Registration Statement and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated May 1, 2015, which is incorporated by reference into the Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 30, 2015